As filed with the Securities and Exchange Commission on     May 10, 1996
                                             Registration No. 333-1314



           SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549


                                  AMENDMENT NO. 1
                                      TO
     FORM S-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


  NEMATRON CORPORATION (Exact name of Registrant as specified in its charter)

      Michigan                                                 38-2483796
(State or other jurisdiction of                             (I.R.S. Employer
incorporation or organization)                              Identification
No.)

5840 Interface Drive Ann Arbor, Michigan  48103 (313) 994-0591
(Address, including zip code, and telephone number,including area code, of Registrant's principal executive offices)

                               David P. Gienapp
                             Nematron Corporation
                             5840 Interface Drive
                          Ann Arbor, Michigan  48103
                                (313) 994-0591
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                  copies to:

                         Aleksandra A. Miziolek, Esq.
                              Dykema Gossett PLLC
                            400 Renaissance Center
                            Detroit, Michigan 48243

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement is declared effective.

If the only securities being registered on this Form are being offered pursuant to dividend or investment plans, please check the following box.
[ ]
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, please check the following box. [X]

             The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED MAY 10, 1996

                             NEMATRON CORPORATION

                                945,526 SHARES

                                 COMMON STOCK


             The 945,526 shares of Common Stock of Nematron Corporation (the "Company") offered by this Prospectus are presently outstanding shares that may be sold from time to time in the market or in other transactions by the selling shareholders identified in the Prospectus (the "Selling Shareholders"). See "Plan of Distribution" for methods by which the Common Stock offered hereby may be sold and "Selling Shareholders and Certain Transactions" for the names of the Selling Shareholders and a description of the transactions in which the shares of Common Stock were received by such holders. This offering is not underwritten. The Company's principal executive offices are located at 5840 Interface Drive, Ann Arbor, Michigan 48103 and its telephone number at that address is (313) 994-0591.

             The Common Stock is traded on The Nasdaq Stock Market SmallCap Market (the "SmallCap Market"). The average of the high and low sales prices of the Common Stock on May 2, 1996, on the SmallCap Market was $8.50.


         See "Risk Factors" for certain information which should be carefully considered before purchasing shares of Common Stock offered hereby.

             The shares of Common Stock offered hereby by the Selling Shareholders will be sold at market prices prevailing from time to time or otherwise at prices then obtainable. The Company will not receive any of the proceeds from the sale of Common Stock offered hereby. See "Use of Proceeds". The Company will pay estimated expenses (including those incurred by the Selling Shareholders) relating to this offering of approximately $42,895.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is             , 1996


         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         No dealer, salesman or other person has been authorized to give any information or to make any representation other than as contained in this Prospectus in connection with the offering described herein and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or either of the Selling Shareholders. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                            ADDITIONAL INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following regional offices of the
Commission: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511. In addition, copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549.

         This Prospectus is a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information included in such Registration Statement. The Registration Statement may be inspected by anyone at the office of the Commission without charge, and copies of all or any part of it may be obtained upon payment of the Commission's charge for copying. For further information about the Company and its securities, reference is hereby made to such Registration Statement, and to the exhibits and financial schedules filed as part thereof or otherwise incorporated herein. Each summary herein of additional information included in the Registration Statement or any exhibit thereto is qualified in its entirety by reference to such information or exhibit.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents (and the amendments thereto) filed by the Company with the Commission are hereby incorporated by reference and made a part hereof:

         (a) The description of the Company's Common Stock contained in the Registration Statement on Form 10, No. 0-21142, filed under the Exchange Act.

             (b) Annual Report on Form 10-KSB, for the year ended September
                 30, 1995, as amended by Amendment on Form 10-KSB/A filed February 14, 1996.

             (c) Current Report on Form 8-K, dated September 20, 1995.

             (d) Quarterly Reports on Form 10-QSB, for the quarters ended
                 December 31, 1995 and March 31, 1996.

         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated herein by reference and to be a part hereof from the respective date of filing of each such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         To the extent the foregoing documents are incorporated by reference herein, copies may be obtained without charge (other than for exhibits to such documents) upon written request communicated to the Company's Secretary at the Company's principal executive offices, located at 5840 Interface Drive, Ann Arbor, Michigan 48103 (telephone number: (313) 994-0591).

                                 RISK FACTORS

         In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating the Company and its business before purchasing the shares of Common Stock offered by this Prospectus.

    Unprofitable History

         The Company generated net income in fiscal 1995 and the first six months of fiscal 1996 after incurring net losses for each of the five fiscal years ended September 30, 1990 through 1994, including net losses of approximately $2,797,000 and $1,409,000 for the fiscal years ended September 30, 1994 and 1993, respectively. As a result of such losses, the Company has an accumulated deficit of $78,000 and total stockholders' equity of $7,074,000 at March 31, 1996. Although the Company generated net income of $303,000 for the year ended September 30, 1995, $74,000 was attributable to foreign currency gains. See "Risk Factors - Exposure to Foreign Currency Exchange Risk".

             The independent auditors' report for the fiscal year ended September 30, 1994 contains an explanatory paragraph to the effect that the related financial statements had been prepared assuming that the Company would continue as a going concern but stated that there were matters that raised substantial doubt about the Company's ability to continue as a gong concern. The Company's financial statements for such year indicated that the Company's continuation as a going concern was dependent upon the Company's ability to generate sufficient cash flow to meet its obligations on a timely basis, to comply with the terms and covenants of its short-term borrowing agreement, to renew its bank credit agreement or obtain alternative financing and, ultimately, to attain profitability. Although the Company has recently been profitable, is currently in compliance with the covenants in its loan documents, and has obtained a significant amount of additional debt and equity financing to address its short term cash needs, there can be no assurance that the Company will continue to be profitable, will continue to be in compliance with the covenants in its loan documents or will be able to generate sufficient cash flow in the future.


    Fluctuations in Operating Results

         The Company may in the future experience fluctuations in revenue and operating results from period to period as a result of several factors including, without limitation, the demand for the Company's existing products; the mix of products sold; the ability to develop, introduce and ship new products; market acceptance of or defects in the Company's existing, new or enhanced products; new product introductions and announcements by the Company, the Company's competitors or the Company's customers; accounting charges due to obsolete products or inventory; changes in Company strategy; increased competition and pricing pressures; and changes in economic conditions generally. In addition, because the Company receives a substantial amount of its net revenues from a limited number of relatively significant purchase orders, the size, timing and recognition of revenue from such orders may materially affect the Company's results of operations in a given period. As a result of these factors, there can be no assurance that the Company will be profitable in the future on a quarterly or annual basis. It is possible that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, or in the event that adverse conditions prevail or are perceived to prevail generally or with respect to the Company's business, the price of the Common Stock would likely be materially adversely affected.

Effect of Recent Acquisitions on Operations

       On March 3, 1995, the Company consummated a merger with Imagination Systems, Inc. and, on September 20, 1995, consummated a merger with Universal Automation, Inc. The Company believes that these mergers will result in more efficient new product development and contribute to its efforts to achieve consistent profitability. There can be no assurance that these mergers can assist the Company in achieving consistently profitable operations.

New Products and Technological Change

             The industrial operator workstation and industrial software markets in which the Company competes are characterized by rapid and significant technological change, and the introduction of new products and services using new technologies. The Company's future success will depend on, among other things, its ability to anticipate and adapt to its customers' changing needs and to provide, on a continuing basis, the most effective solutions permitted by the available technology. In addition, new and enhanced products and solutions affecting the Company's markets are continually being introduced by the Company's competitors which may have a material adverse effect on the Company's ability to sell its products.
There can be no assurance that the Company will be able to bring sufficient funds and talent to bear to meet the changes faced by firms competing in markets driven by high technology. The Company's failure to successfully keep pace with technological advances may have a material adverse effect on the Company's business, financial condition and results of operations.

             The success of the Company's business strategy depends on the continued progression of the trend from PLCs to PC-based solutions in the industrial automation industry. If the marketplace progression is slower than expected by the Company or ceases to occur, the Company's business, financial condition and results of operations could be materially and adversely affected.

    Dependence on Proprietary Technology; Pending Litigation

         The Company has one patent and relies principally on copyright, trade secret and other common law protection of its intellectual property. There is no assurance that the Company will be able to protect its proprietary technology or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's proprietary technology. There is no assurance that foreign intellectual property laws will protect the Company's intellectual property rights with respect to its products sold abroad. In addition, the computer industry is characterized by frequent litigation regarding patent and other intellectual property rights. Litigation may be necessary to enforce the Company's proprietary rights, to determine the validity and scope of the proprietary rights of others or to defend against the claims of patent infringement. If an infringement claim is asserted against the Company, the Company may seek to obtain a license under the other party's intellectual property rights. There is no assurance that a license would be available on reasonable terms or at all.

     The Company is currently involved in certain litigation relating to its FloPro product. While the Company believes that the litigation is without merit and that the ultimate disposition of this lawsuit will be favorable, there can be no assurance that it will not have a material adverse effect on the Company's business or financial position. In addition, this litigation as well as any other litigation with respect to patents or other intellectual property matters could result in substantial costs and diversion of management and other resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

Competition

         The industrial operator workstation and industrial software markets are highly competitive. The Company competes directly with many firms that supply industrial automation equipment, systems and software that are alternatives to those of the Company. Many of these competitors have substantially greater resources than the Company. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of products than can the Company. There can be no assurance that the Company will be able to compete successfully against current and future competitors or that competitive pressures faced by the Company will not materially adversely affect its business, results of operations and financial condition.

    Dependence on Third Party Suppliers

         The Company is dependent on third parties for a continuing supply of the components it uses for the manufacture of its hardware products. As part of the Company's turnaround plan initiated in fiscal 1995, the Company altered its purchasing practices and purchased raw materials and components in smaller quantities and more on a "just in time" basis than in previous years. Although substantially all of the components used in the Company's products are available from multiple sources, the Company may experience shortages in supply from its suppliers due to various factors, including increases in market demand for certain components which occur from time to time and the limited capacity of certain suppliers. While the Company believes that it has arranged for an adequate supply of components to meet its requirements, the Company has no long-term contract with any suppliers of components and there is no assurance that the Company will continue to be able to obtain all of the components it requires. The Company believes that the partial or complete loss of one or more suppliers is not likely to have a material long-term impact on its operations but, due to the Company's purchasing practices and attempts to minimize the inventory it maintains, such a loss could cause significant production delays which could have a material adverse effect on the Company's business, financial condition and results of operations in the short term.

    Exposure to Foreign Currency Exchange Risk

     The Company's international operations expose the Company to constantly fluctuating currency rates. Currency fluctuations have in the past adversely affected, and may in the future adversely affect, the Company's reported revenue, expenses and stockholders' equity. A majority of the

Company's international sales are denominated in foreign currencies. As a result, an increase in the value of the U.S. dollar relative to foreign currencies may have the effect of reducing the Company's reported revenue and profits from international sales denominated in such currencies. If the Company were to increase its prices in certain markets in response to such fluctuations, its products may be less competitive in those markets. As the Company increases emphasis on foreign sales, it may increase the amount of foreign sales denominated in currencies other than U.S. dollars. While the Company intends to enter into forward exchange contracts to hedge exposures related to foreign currency fluctuations, there can be no assurance that the Company will not incur losses as a result of such fluctuations which could have a material adverse effect on the Company's financial condition and results of operations.

Dependence on Key Personnel

         The Company's success depends to a significant extent on its ability to attract and retain key management, sales and technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be able to retain its key managerial, sales and technical employees or that it will be able to attract, assimilate or retain such highly qualified managerial, sales or technical personnel as may be required in the future. If the Company is unable to retain its key managerial, sales and technical personnel, or attract, assimilate and retain additional qualified personnel as needed, the Company's business, results of operations and financial condition could be materially adversely affected.

    Substantial Influence by Existing Shareholders

         Upon completion of this offering, the Company's officers, directors, principal shareholders and their affiliates will own approximately 31.6% of the outstanding Common Stock of the Company. As a result, they will be able to control substantially all matters requiring approval by the shareholders of the Company, including the election of directors.

Possible Adverse Effect on Market Price from Sales by Existing Shareholders

         As of January 1, 1996, there are 2,869,613 shares of Common Stock outstanding, of which 1,537,773 are tradeable without restriction. As a result of this Prospectus, 945,526 additional shares will be tradeable without restriction, unless they are held by an "affiliate" of the Company (as that term is defined in Rule 144 under the Securities Act). If the holders of such shares, by utilizing this Prospectus, cause a large number of shares to be sold in the public market, such sales might have an adverse effect on the market price for the Common Stock.

Stock Price Volatility

         The trading price of the Company's Common Stock has been and in the future could be subject to wide fluctuations in response to announcements of technological innovations or new products by the Company or its competitors, the Company reporting results of operations below the expectations of public market analysts and investors, changes in earnings estimates by securities analysts, general conditions in the software and industrial workstation industries and other events or factors. In addition, the stock market has from time to time experienced extreme price and volume fluctuations that have particularly affected the market price of the stock of many high technology companies and that have often been unrelated or disproportionate to the operating results of these companies. These broad market fluctuations may adversely affect the market price of the Company's Common Stock. The trading prices of these companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. In particular, the trading price of the Company's Common Stock in the current quarter is at its all-time high and, management believes, this reflects the increased price/earnings ratios of high technology companies in general. There can be no assurance that the trading price of the Common Stock will remain at or near its current level.

Restrictions on Ability to Pay Dividends

         Substantially all of the assets of the Company are pledged as collateral under the Company's credit facilities. The Company is prohibited by these credit facilities and its mortgage agreement from declaring or paying cash dividends. Accordingly, the Company's shareholders should not anticipate dividend income from shares of the Company's Common Stock.

Anti-takeover Provisions

         Certain provisions of the Company's Articles of Incorporation and Bylaws may have the effect of preventing, discouraging or delaying any change in control of the Company. These provisions include a classified board of directors, a requirement that shareholders provide advance notice of nominations to be made and business to be proposed at meetings of shareholders, and a vote of the directors or a super-majority vote of the shareholders to amend the Company's Bylaws.

                                USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby.

                             PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they may from time to time offer and sell the shares of Common Stock offered hereby on the

SmallCap Market or otherwise at market prices then prevailing or at prices and upon terms then obtainable. Sales may be made in ordinary brokerage transactions, in block transactions, in privately negotiated transactions or otherwise. The Company will not receive any of the proceeds of the sales of the Selling Shareholders. The Company will bear the costs of the offering, including those incurred by the Selling Shareholders; except that the Selling Shareholders will pay all applicable broker-dealer fees and charges, as well as the fees and expenses of their counsel, if any.

                   SELLING SHAREHOLDERS AND CERTAIN TRANSACTIONS

General

         The following table sets forth the name of each Selling Shareholder for whose account shares of Common Stock are offered by this Prospectus, the number of shares of Common Stock currently held for the account of such Selling Shareholder the number of shares of Common Stock being sold for the account of such Selling Shareholder in this Offering and the number of shares of Common Stock that will be held for the account of such Selling Shareholder following this Offering (assuming that the Selling Shareholder utilizes this Registration Statement to sell all such shares).

                            Shares Held       Shares to        Shares to be
                            for Account        be Sold            Held for
                             Prior to          in the         Account After
    Name                     Offering         Offering         the Offering
    ----                    ----------        --------         -------------
                         Number   Percent                  Number   Percent

Michael L. Hershey      491,543(1)   16.1    327,029(2)  164,514(3)     5.4
Mertz & Moyer           471,172      15.5    314,115     157,057        5.1
Eric May                471,172(4)   15.5    314,115     157,057        5.1
Stockton & Sallie Smith 355,812(5)   11.3    237,208     118,604(6)     3.8
F. G. Logan, III        352,325(7)   11.1    182,289     106,114        3.3
H. B. duPont Smith       52,308       1.7     52,308           0         -
Lumber Industries, Inc.  47,275       1.5     47,275           0         -
E. N. Smith & Co.        17,039        *      17,039           0         -
E. Newbold Smith         17,039(8)     *      17,039           0         -
P. A. Dalke              11,360        *      11,360           0         -
C. F. Keiger             10,223        *      10,223           0         -
S. S. Logan              10,223        *      10,223           0         -
D. S. White              10,011        *      10,011           0         -
Lack & Lindsay            8,520        *       8,520           0         -
Andrew Smith              8,520(9)     *       8,520           0         -
D. M. Bentz               7,384        *       7,384           0         -
T. M. Walsh               5,680        *       5,680           0         -
StockCross & Co.          4,734        *       4,734           0         -
E. M. Logan               3,976        *       3,976           0         -
J. D. Logan               3,976        *       3,976           0         -
M. C. Logan               3,976        *       3,976           0         -
A. B. duPont              1,971        *       1,971           0         -

E. B. duPont, Jr.         1,971        *       1,971           0         -
M. L. duPont              1,971        *       1,971           0         -
Angela Runge              1,136        *       1,136           0         -

- --------------------------
   *   Less than 1%.


    (1) The shares represented in the table include shares over which the named individual has sole and shared voting and dispositive power and which are claimed to be beneficial owned by one or more individuals or entities named as reported in their Schedule 13D Report dated March 5, 1995. The aggregate amount reported as being beneficially owned by Mr. Hershey includes 471,172 shares of Common Stock owned by J. Eric May, Trustee Under Declaration of Trust. The amount reported also includes (i) 13,914 shares of Common Stock owned outright and (ii) warrants to purchase 6,457 shares of Common Stock.

    (2) Includes 157,057 shares of Common Stock owned by J. Eric May, Trustee Under Declaration of Trust. The amount reported also includes (i) 1,000 shares of Common Stock and (ii) warrants to purchase 6,457 shares of Common Stock owned by Mr. Hershey.

    (3) Includes 314,115 shares of Common Stock offered hereby by J. Eric May, Trustee Under Declaration of Trust.

    (4) Includes shares held by Mertz & Moyer, over which shares Mr. May shares dispositive and voting power.

    (5) The shares represented in the table include (i) 237,208 shares of Common Stock owned outright; and (ii) warrants to purchase 118,604 shares of Common Stock.

    (6)  Includes warrants to purchase 118,604 shares of Common Stock.

    (7) The shares represented in the table include (i) 189,217 shares of Common Stock owned outright; (ii) 20,000 shares of Common Stock owned by Mr. Logan as custodian of certain trusts for his children;
         (iii) currently exercisable options to purchase 50,000 shares of Common Stock under the 1993 Stock Option Plan; (iv) warrants to purchase 91,144 shares of Common Stock by Mr. Logan; and (v) warrants to purchase 5,964 shares of Common Stock by Mr. Logan as custodian of certain trusts for his children.

    (8) Includes 17,039 shares owned by E.N. Smith & Co, a corporation wholly owned by Mr. Smith.

    (9) Includes 8,570 shares owned by Lack & Lindsay, a company wholly owned by Mr. A. Smith.

ISI Merger

         Of the 945,526 shares offered hereby by the Selling Shareholders, 825,526 shares were acquired by the Selling Shareholders in connection with the Company's merger with Imagination Systems, Inc. (the "Merger"). In connection with the Merger, the Company agreed to register the shares owned by the Selling Shareholders with the Securities and Exchange Commission and applicable state securities commissions and to pay the expenses associated with such registration, except for any fees and expenses of their counsel, if any.

             At the time negotiations for the ISI Merger commenced, neither Messrs. Logan or Hershey was affiliated with the Company. It is the Company's policy to have transactions between the Company and its officers and directors, including Messrs. Logan and Hershey, reviewed by the independent members of its board of directors to determine if such transactions, including loan transactions, are on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

Frank G. Logan, III

         Of the 945,526 shares offered hereby by the Selling Shareholders, 182,289 are being registered on behalf of Frank Logan, III, the President and Chief Executive Officer, and a director, of the Company. Mr. Logan acquired 62,289 shares in connection with the Merger. The additional 120,000 shares were acquired pursuant to the terms of a non-competition agreement between Mr. Logan and the Company, dated as of March 2, 1995.

Michael L. Hershey

             Michael L. Hershey is a director of the Company and acquired the 12,914 shares offered hereby, on his behalf, in connection with the Merger.


                                 LEGAL MATTERS

         The validity under Michigan law of the authorization and issuance of the shares offered hereby will be passed upon for the Company by Dykema Gossett PLLC, Detroit, Michigan.


                                    EXPERTS

         The consolidated balance sheet as of September 30, 1995, the consolidated statements of operations, shareholders' equity and cash flows for the year ended September 30, 1995, all as included in the Company's Annual Report on Form 10-KSB, as amended, for the year ended September 30, 1995, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, and incorporated herein upon authority of said firm as experts in accounting and auditing.

         The consolidated statements of operations, stockholders' equity and cash flows for the year ended September 30, 1994, incorporated in this prospectus by reference, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern), which is incorporated herein by reference upon their authority as experts in accounting and auditing.

                PART II INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution

         The following statement sets forth the estimated amounts of expenses to be borne by the Company in connection with the distribution of the Common Stock offered hereby:

         Securities and Exchange Commission Registration Fee ....... $ 2,895
         Blue Sky Fees and Expenses................................. *15,000
         Accounting Fees and Expenses .............................. * 5,000
         Legal Fees and Expenses ................................... * 8,000
         Miscellaneous Expenses .................................... * 2,000
                                                                      ------
         Total Expenses ............................................ $32,895
                                                                      ======


         -------------
         * Estimated.

         The Company will pay certain expenses of the Selling Shareholders incurred in connection with the distribution of the Common Stock offered hereby, which are included above.


Item 15.  Indemnification of Directors and Officers

         Sections 561 through 571 of the Michigan Business Corporation Act (the "MBCA") govern the indemnification of officers, directors and other persons. In this regard, the MBCA provides for indemnification of directors and officers acting in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the Company or its shareholders (and, with respect to a criminal proceeding, if they have no reasonable cause to believe their conduct to be unlawful). Such indemnification may be made against (a) expenses (including attorney's fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising by reason of the fact that they were serving as a director, officer, employee or agent of the Company (or some other entity at the Company's request), and (b) expenses (including attorney's fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification. The MBCA requires indemnification for expenses to the extent that a director or officer is successful in defending against any such action, suit or proceeding, and otherwise requires in general that the indemnification provided for in (a) and (b) above be made only on a determination by a majority vote of a quorum of the Board of Directors comprised of members who were not parties to or threatened to be made parties to such action. In certain circumstances, the MBCA further permits advances to cover such expenses before a final determination that indemnification is permissible, upon receipt of (i) a written affirmation by the director or officer of his or her good faith belief that the or she has met the applicable standard of conduct set forth in the MBCA, and (ii) a written undertaking by or on behalf of the director or officer to repay such amounts unless it shall ultimately be determined that he or she is entitled to indemnification and a determination that the facts then known to those making the advance would not preclude indemnification. The Company's Articles of Incorporation provide the same indemnification rights as the MBCA.

         Subject to the exceptions recited in the following sentence, the Company's Articles of Incorporation provide that no director shall be personally liable to the Company or its shareholders for damages for breach of his or her duty as a director. Such exculpatory language does not, however, eliminate or limit the liability of a director for (a) breach of the duty of loyalty, (b) acts or omissions that are not in good faith or involve intentional misconduct or a knowing violation of law, (c) certain other violations of the Michigan Business Corporation Act, or (d) responsibility in respect of any transaction from which the director has derived an improper personal benefit.

         The MBCA permits the Company to purchase insurance on behalf of its directors and officers against liabilities arising out of their positions with the Company, whether or not such liabilities would be within the indemnification provisions of the MBCA. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having served as directors and officers of the Company or certain other entities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to officers and directors pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

         A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17. Undertakings

         The undersigned registrant hereby undertakes:

         1. That for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to

Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         2. Except to the extent that the information is contained in periodic reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 and incorporated by reference into this registration statement, to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement
(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 and (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

         3. (a) To file, during any period in which offers or sales are being made, a post effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, (b) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, and (c) to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

         4. That insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Company has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ann Arbor, State of Michigan on the 30th day of April, 1996.


                                              NEMATRON CORPORATION

                                              By: /s/ Frank G. Logan
                                             -------------------------------
                                             Frank G. Logan, III, President
                                               and Chief Executive Officer


             Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities indicated on April 30, 1996.

       Signature                            Title

/S/ Frank G. Logan, III
- ------------------------
Frank G. Logan, III                      Chairman of the Board
                                         President, Chief Executive Officer
                                         and Director (Principal Executive
                                         Officer)


/S/ David P. Gienapp
- ------------------------
David P. Gienapp                         Vice President-Finance and
                                         Administrator and Director
                                         (Principal Financial and
                                         Accounting Officer)

- ------------------------
Hugo Braun                               Director


/S/ Gregory J. Chandler
- ------------------------
Gregory J. Chandler                      Vice President - Design
                                         Engineering and Director


/S/ Garnel F. Graber
- ------------------------
Garnel F. Graber                         Director



- ------------------------
Harry A. Sundblad                        Director



- ------------------------
Michael L. Hershey                       Director


/S/ Albert W. Lowery
- ------------------------
Albert W. Lowery                         Senior Vice President -
                                         International Operations
                                         and Director

                                 EXHIBIT INDEX


Exhibit No.      Description of Exhibits

   23.1  Consent of KPMG Peat Marwick LLP.

   23.2  Consent of Deloitte & Touche LLP.